                                                                 Exhibit 3(k)(1)

                           CERTIFICATE OF AMENDMENT

                      OF CERTIFICATE OF INCORPORATION OF

                            ICF KAISER EUROPE, INC.


     ICF Kaiser Europe, Inc., a corporation organized and existing under the General Corporation Law of Delaware (the "Corporation"), hereby does certify:

     1.  The name of the Corporation is Kaiser Europe, Inc.

     2. The certificate of incorporation of the Corporation is hereby amended by striking out Article 1.01 thereof and by substituting in lieu of said Article the following new Article:

     Article 1.01.  Name.  The name of the Corporation is Kaiser Europe, Inc.
     ------------   ----

     3. That in lieu of a meeting and vote of the stockholders, the sole stockholder of the Corporation has given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     4. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on August 18, 1999


   /s/ Shaun M. Martin
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Shaun M. Martin, Vice President